Exhibit 99.1

CATHETER PRECISION, INC.

FINANCIAL STATEMENTS

December 31, 2022 and 2021

CATHETER PRECISION, INC

Contents

Report of Independent Registered Public Accounting Firm       3

Financial Statements

Balance Sheets as of December 31, 2022 and December 31, 2021                         4

Statements of Operations for the years ended December 31, 2022 and 2021                        6

Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

for the years ended December 31, 2022 and 2021      7

Statements of Cash Flows for the years ended December 31, 2022 and 2021                         9

Notes to the Financial Statements     10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Catheter Precision, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Catheter Precision, Inc., (the “Company”) as of December 31, 2022 and 2021, and the related statements of operations, redeemable convertible preferred stock and stockholders' deficit, and cash flows, for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

East Brunswick, New Jersey

March 28, 2023

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CATHETER PRECISION, INC BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$32,757	$11,911
Accounts receivable	75,586	16,393
Inventory	52,408	55,926
Prepaid expenses and other current assets	23,671	38,342
Total current assets	184,422	122,572

Property and equipment, net	26,289	19,336
Lease right of use assets, net	118,666	51,867
Total assets	$329,377	$193,775

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$913,566	$112,694
Accrued expenses	244,227	109,765
Advance from related party	1,075,000	—
Lease liability - current portion	36,654	52,400
Interest payable - related parties	14,087,174	11,077,441
Convertible promissory notes - related parties	25,465,000	23,985,000
Derivative liability	95,700	1,057,000
Total current liabilities	41,917,321	36,394,300
Lease liability - net of current portion	87,513	—
Royalties payable	159,456	159,456
Total liabilities	42,164,290	36,553,756
Commitments and contingencies (see Note 13)

Redeemable convertible preferred stock:
Series A preferred stock, $0.01 par value - 1,875,000 shares authorized, 0 and 1,731,250 issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	—	15,390,813
Series B preferred stock, $0.01 par value - 1,500,000 shares authorized, 0 and 1,187,649 issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	—	21,080,771
Series C preferred stock, $0.01 par value - 1,168,225 shares authorized, 0 and 1,156,543 issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	—	19,869,410
Series D preferred stock, $0.01 par value - 1,750,000 shares authorized, 0 and 1,097,549 issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	—	17,330,298
Total redeemable convertible preferred stock	—	73,671,292

Stockholders' (deficit):
Common stock, $0.001 par value, 25,000,000 shares authorized, 10,095,055 and 1,444,848, shares issued and outstanding as of December 31, 2022 and December 31, 2021	10,096	1,445
Additional paid-in capital	75,087,698	514,814
Accumulated deficit	(116,932,707)	(110,547,532)

CATHETER PRECISION, INC BALANCE SHEETS

Total stockholders' deficit	(41,834,913)	(110,031,273)

Total liabilities, redeemable convertible preferred stock and stockholders' deficit	$329,377	$193,775

See accompanying notes to the financial statements.

CATHETER PRECISION, INC STATEMENTS OF OPERATIONS

	Years ended December 31,
	2022	2021

Net sales	$341,470	$148,569
Cost of sales	32,555	9,633
Gross profit	308,915	138,936

Operating expenses:
General and administrative	2,232,936	1,118,565
Research and development	239,638	422,354
Sales and marketing	1,252,473	1,109,593
Total operating expenses	3,725,047	2,650,512
Loss from operations	(3,416,132)	(2,511,576)

Other income (expenses):
Interest income	—	35
Interest expense	(3,077,724)	(2,828,393)
Forgiveness of PPP loan	—	200,000
Gain on transfer of intangible assets	—	200,000
Change in fair value of derivative liability	1,029,068	(43,437)
Loss on foreign currency transactions	(13,226)	(6,337)
Total other expenses, net	(2,061,882)	(2,478,132)

Net loss	$(5,478,014)	$(4,989,708)

Liquidation Preference Dividend on Series A preferred stock	(173,125)	(692,500)
Liquidation Preference Dividend on Series B preferred stock	(249,406)	(997,625)
Liquidation Preference Dividend on Series C preferred stock	(248,657)	(994,627)
Liquidation Preference Dividend on Series D preferred stock	(235,973)	(943,892)
Net loss attributable to common stockholders	$(6,385,175)	$(8,618,352)

Net loss per share attributable to common stockholders - basic and diluted	$(0.80)	$(6.05)

Weighted average number of common shares outstanding—basic and diluted	7,986,583	1,424,660

See accompanying notes to the financial statements.

CATHETER PRECISION, INC STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT For the years ended December 31, 2022 and 2021

	Convertible Preferred Stock									Stockholders' Deficit

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Series D Preferred Stock			Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Total Convertible Preferred Stock	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Deficit
Balance at December 31, 2020	1,731,250	$ 14,698,313	1,187,649	$ 20,083,146	1,156,543	$ 18,874,783	1,097,549	$ 16,386,406	$ 70,042,648	1,326,000	$ 1,326	$ 462,161	$ (101,929,180)	$ (101,465,693)
									—
Issuance of common stock due to exercise of stock options	—	—	—	—	—	—	—	—	—	118,848	119	46,232	—	46,351
									—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	6,421	—	6,421
									—
Liquidation preference dividend on Series A preferred stock	—	692,500	—	—	—	—	—	—	692,500	—	—	—	(692,500)	(692,500)
									—
Liquidation preference dividend on Series B preferred stock	—	—	—	997,625	—	—	—	—	997,625	—	—	—	(997,625)	(997,625)
									—
Liquidation preference dividend on Series C preferred stock	—	—	—	—	—	994,627	—	—	994,627	—	—	—	(994,627)	(994,627)
									—
Liquidation preference dividend on Series D preferred stock	—	—	—	—	—	—	—	943,892	943,892	—	—	—	(943,892)	(943,892)
									—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(4,989,708)	(4,989,708)
									—
Balance at December 31, 2021	1,731,250	$ 15,390,813	1,187,649	$ 21,080,771	1,156,543	$ 19,869,410	1,097,549	$ 17,330,298	$ 73,671,292	1,444,848	$ 1,445	$ 514,814	$ (110,547,532)	$ (110,031,273)

Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	3,082	—	3,082
									—
Liquidation preference dividend on Series A preferred stock	—	173,125	—	—	—	—	—	—	173,125	—	—	—	(173,125)	(173,125)
									—
Liquidation preference dividend on Series B preferred stock	—	—	—	249,406	—	—	—	—	249,406	—	—	—	(249,406)	(249,406)
									—
Liquidation preference dividend on Series C preferred stock	—	—	—	—	—	248,657	—	—	248,657	—	—	—	(248,657)	(248,657)
									—
Liquidation preference dividend on Series D preferred stock	—	—	—	—	—	—	—	235,973	235,973	—	—	—	(235,973)	(235,973)

CATHETER PRECISION, INC STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT For the years ended December 31, 2022 and 2021

									—
Issuance of common stock due to conversion of preferred stock	(1,731,250)	(15,563,938)	(1,187,649)	(21,330,177)	(1,156,543)	(20,118,067)	(1,097,549)	(17,566,271)	(74,578,453)	8,651,207	8,651	74,569,802	—	74,578,453
									—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(5,478,014)	(5,478,014)
									—
Balance at December 31, 2022	—	$ —	—	$ —	—	$ —	—	$ —	$ —	10,096,055	$ 10,096	$ 75,087,698	$(116,932,707)	$ (41,834,913)

See accompanying notes to the financial statements.

CATHETER PRECISION, INC STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,478,014)	$(4,989,708)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	14,282	17,008
Stock-based compensation	3,082	6,421
Change in fair value of derivative liability	(1,029,068)	43,437
Amortization of debt discount	67,768	103,563
Gain on transfer of intangible assets	—	(200,000)
Forgiveness of Notes Payable - Paycheck Protection Program ("PPP") loan	—	(200,000)
Change in operating assets and liabilities:
Accounts receivable	(59,193)	(16,393)
Inventory	3,518	44,079
Prepaid expenses and other current assets	1,445	(97,226)
Right of use asset and liability	4,968	(532)
Accounts payable	800,872	(12,764)
Accrued expenses	134,462	(76,237)
Interest payable - related parties	3,009,733	2,724,830
Net cash used in operating activities	(2,526,145)	(2,653,522)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(21,236)	(24,072)
Net cash used in investing activities	(21,236)	(24,072)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of convertible promissory notes - related parties	1,480,000	2,350,000
Proceeds from cash advance - related party	1,075,000	—
Net cash provided by financing activities	2,555,000	2,350,000

Effect of exchange rate on cash	13,227	6,337

Net (decrease) increase in cash and cash equivalents	20,846	(321,257)

Cash and cash equivalents at beginning of year	11,911	333,168

Cash and cash equivalents at end of year	$32,757	$11,911

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Recognition of Liquidation Preference Dividend	$907,161	$3,628,644
Conversion of preferred stock to common stock	$74,578,453	$—
Offset of amount due from exercise of stock options to settle accrued compensation	$—	$46,351

See accompanying notes to the financial statements.

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

Note 1 -Nature of Operations

Catheter Precision, Inc. (the “Company”), a Delaware Corporation, was formed on September 6, 2006.  The Company is dedicated to the design, manufacture and sale of new and innovative medical technologies focused in the field of cardiac electrophysiology (“EP”). The Company’s primary product is the View into Ventricular Onset, (“VIVO” or “VIVO System”).

VIVO is a non-invasive imaging system that offers 3D cardiac mapping to help with localizing the sites of origin of idiopathic ventricular arrhythmias in patients with structurally normal hearts prior to electrophysiology studies. The VIVO system has achieved a CE Mark allowing it to be commercialized in the European Union and has been placed at several hospitals in Europe. FDA 510(K) Clearance in the United States was received and the Company began a limited commercial release of VIVO in 2021.

Prior to 2018, the Company sold the AMIGO remote catheter system (the “AMIGO” or “AMIGO System”) which provides for accurate positioning, manipulation and stable control of catheters for use by electrophysiologists in the diagnosis and treatment of abnormal heart rhythms known as cardiac arrhythmias. The Company owns the intellectual property related to the AMIGO System.

We continue to monitor the rapidly evolving situation caused by the COVID-19 pandemic, and we may take further actions required by governmental authorities or that we determine are prudent to support the well-being of our employees, customers, suppliers, business partners and others. The degree to which the COVID-19 pandemic ultimately impacts our business, results of operations, cash flows and financial position will depend on future developments, which are highly uncertain, continuously evolving and cannot be predicted. This includes, but is not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact,(including the efficacy of vaccines, particularly with respect to emerging strains of the virus), and how quickly and to what extent normal economic and operating conditions can resume.

The ultimate impact of COVID-19 depends on factors beyond the Company’s knowledge or control, including the duration and severity of the outbreak, as well as third-party actions taken to contain its spread and mitigate its public health effects. The COVID-19 pandemic impacted the Company's operations in 2021 and during the first quarter of 2022 through restrictions in hospitals and medical offices, as well as the inability to attend trade shows and conferences, limiting the Company's ability to expand operations and profitability. Beginning in the second quarter of 2022, the impact of COVID-19 on the Company's operations has subsided and has had an immaterial impact on the Company's operations through December 31, 2022. Additionally, the Company does not anticipate COVID-19 to have an impact on future results and financial conditions in subsequent periods.

On January 9, 2023, Ra Medical Systems, Inc. completed its acquisition of the Company pursuant to an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") whereby the Company became a wholly-owned subsidiary of Ra Medical. Ra Medical is a smaller reporting company and an emerging growth company incorporated in the state of Delaware and its common stock is currently traded on the NYSE American exchange. Refer to Note 15 for consummation of the Merger.

Note 2 -Going Concern

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2022, the Company had approximately $33,000 in cash and cash equivalents. Net cash used in operating activities was approximately $2,526,000 for the year ended December 31, 2022. Net loss for the years ended December 31, 2022 and 2021 was approximately $5,478,000 and $4,990,000, respectively. As of December 31, 2022, the Company had negative working capital of approximately $41,700,000, an accumulated deficit of approximately $116,933,000, total outstanding debt of $25,465,000 which is due on demand, and total outstanding interest payable of approximately $14,087,000 which is due on demand. The Company has historically funded its operations through issuances of equity securities and debt instruments and the Company plans to support its operations by continuing to raise additional capital until the planned operating results are achieved. The Company has incurred substantial losses and negative cash flows from operations to date and expects to incur operating losses for the foreseeable future as it expands its commercialization efforts of its current product. The Company is unable to predict the extent of any future losses or when the Company will become profitable, if at all.

To support the need for additional capital, the Company has entered into a merger agreement with RA Medical. See Note 15 for consummation of the Merger. The Merger with Ra Medical has provided over $10 million in cash. In addition, the principal amount owing under certain convertible promissory notes of the Company (the “Converted Catheter Notes”), representing an aggregate principal amount of $25,215,000 pursuant to certain Debt Settlement Agreements (as defined in the Merger Agreement) converted into shares of Series X Preferred Stock. Due to the Company’s secured capital funding through the Merger the Company has concluded there is no substantial doubt about the Company’s ability to continue as a going concern through the next twelve months from the date the consolidated financial statements are issued.

Note 3 -Summary of Significant Accounting Policies

Basis of Presentation

The financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). All adjustments and disclosures necessary for a fair presentation of these financial statements have been included.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to provisions for legal contingencies, income taxes, deferred income tax, asset valuation allowances, valuation of derivative liabilities, and stock-based compensation. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

Segment Information

The Company operates in one business segment, which is the marketing, sales and development of medical technologies focused in the field of cardiac electrophysiology.

Foreign Currency Transaction Gain or Loss

The Company measures the foreign currency denominated assets and liabilities at the transaction date. Monetary assets and liabilities are then re-measured at exchange rates in effect at the end of each period, and property and non-monetary assets and liabilities are converted at historical rates.

Fair Value Measurements

Accounting Standards Codification ("ASC") 820, Fair Value Measurements, provides guidance on the development and disclosure of fair value measurements. The Company follows this authoritative guidance for fair value measurements, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. The guidance requires fair value measurements be classified and disclosed in one of the following three categories:

• Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

• Level 2: Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

• Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the years ended December 31, 2022 and 2021. The carrying amount of cash, accounts payable, interest payable, and convertible notes payable approximated fair value as they are short term in nature. The estimated fair value of the embedded put included in the convertible promissory notes – related parties, represent Level 3 measurements.

The following table details the fair value measurements within the fair value hierarchy of the Company's financial instruments, which includes the Level 3 liabilities:

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

	Fair value at December 31, 2022
	Total	Level 1	Level 2	Level 3

Liabilities:
Derivative liability	$95,700	$—	$—	95,700
Total liabilities	$95,700	$—	$—	$95,700

	Fair value at December 31, 2021
	Total	Level 1	Level 2	Level 3

Liabilities:
Derivative liability	$1,057,000	$—	$—	$1,057,000
Total liabilities	$1,057,000	$—	$—	$1,057,000

The table below provides a summary of the changes in fair value of the derivative liability measured on a recurring basis using significant unobservable inputs (Level 3):

	Years Ended December 31,
Derivative liability:	2022	2021
Balance, beginning of period	$1,057,000	$910,000
Accretion of debt discount attributable to derivative liability	67,768	103,563
(Gain) Loss on fair value of embedded features	(1,029,068)	43,437
Balance, end of period	$95,700	$1,057,000

For further discussion on the derivative liability, see Note 6.

Cash and Cash Equivalents

The Company considers all highly liquid investing instruments, which consist solely of money market funds, purchased with an original maturity of three months or less to be cash equivalents.

Concentration of Credit Risk

Our financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash equivalents represent highly liquid investments with maturities of 90 days or less at the date of purchase. Credit risk related to cash and cash equivalents are based on the creditworthiness of the financial institutions at which these funds are held. The Company has cash balances at financial institutions which throughout the year may exceed the federally insured limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company's financial condition, results of operations, and cash flows.

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

The Company has no significant off-balance sheet risk such as foreign exchange contracts, option contracts, or other hedging arrangements.

Property and Equipment, Net

Property and equipment of the Company, consisting primarily of demonstration and clinical equipment (“demo equipment”) and computers, are recorded at cost. Major renewals and betterments are charged to the property accounts, while maintenance and minor repairs and replacements, which do not improve or extend the lives of the respective assets, are expensed. Depreciation is calculated using the straight-line method for all assets over the estimated useful lives of the respective assets which range from 2 to 3 years, except for leasehold improvements which are amortized over the term of the lease. When property and equipment is retired or otherwise disposed of, the asset and accumulated depreciation accounts are adjusted accordingly, and the gain or loss, if any, arising from its disposal, is credited, or charged to general and administrative expenses.

The Company’s long-lived assets consist of property and equipment. The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. An impairment loss is recognized when expected cash flows are less than an asset’s carrying value. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of such assets in relation to the operating performance and future undiscounted cash flows of the underlying assets. The Company’s policy is to record an impairment loss when it is determined that the carrying amount of the asset may not be recoverable. No such impairment charges have been recognized during the years ended December 31, 2022 or 2021.

Software Development Costs

In accordance with ASC 985-20-25, Costs of Software to be Sold, Leased, or Marketed, software development costs are expensed as incurred until technological feasibility and marketability has been established, generally with the release of a beta version for customer testing. Once the point of technological feasibility and marketability is reached, direct production costs (including labor directly associated with the development projects), indirect costs and other direct costs (including costs of outside consultants, purchased software to be included in the software product being developed, travel expenses and other direct costs) are capitalized until the product is available for general release to customers. The Company amortizes capitalized costs on a product-by-product basis. Total cumulative capitalized software development costs have been insignificant.

Capitalized software development costs are stated at the lower of amortized costs or net realized value. Recoverability of these capitalized costs is determined at each balance sheet date by comparing the forecasted future revenues from the related products, based on management’s best estimates using appropriate assumptions and projections at the time, to the carrying amount of the capitalized software development costs. If the carrying value is determined not to be recoverable from future revenues, an impairment loss is recognized equal to the amount by which the carrying amount exceeds the future revenues.

Accounts Receivable

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

The Company records accounts receivable at the invoiced amount less an allowance for any potentially uncollectible accounts. In evaluating the Company’s ability to collect outstanding receivable balances, the Company considers many factors, including the age of the balance, collection history, and current economic trends. Bad debts are written off after all reasonable collection efforts have been made. There were no allowance for doubtful accounts as of December 31, 2022 and 2021.

Revenue Recognition

The Company applies the provisions of Financial Accounting Standards Board (“FASB”) ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), and all related appropriate guidance. The core principle of this standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services.

The Company measures revenue based upon the consideration specified in the client arrangement, and revenue is recognized when the performance obligations in the client arrangement are satisfied. A performance obligation is a promise in a contract to transfer a distinct service to the customer. The transaction price of a contract is allocated to each distinct performance obligation. Under ASC 606, revenue is recognized when a customer obtains control of promised goods. To achieve this core principal, the Company applies the following five steps:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the Company satisfies a performance obligation

The Company’s primary product is the VIVO System. The VIVO System offers 3D cardiac mapping to help with localizing the sites of origin of idiopathic ventricular arrhythmias in patients with structurally normal hearts prior to electrophysiology studies. In addition to the VIVO System, customers are provided with VIVO Positioning Patch Sets, which are custom patches, that are used in conjunction with the VIVO System to complete the intended output of the VIVO System. The delivery of the VIVO System, including the VIVO Positioning Patch Sets represents the Company’s primary performance obligation. The Company recognizes revenue upon the delivery of the VIVO system. The Company also provides customers with the option to pay for software upgrades in advance at the time of the contract's inception. Software upgrades are stand-ready services, whereby the Company will provide software upgrade services to the customer when and as upgrades are available. Terms of the period covered by the payment of software upgrades in advance can range from one year to multiple years. Customers have the option to renew terms covered by software upgrades at the end of each term. The stand-ready software upgrades represent the Company's second separate performance obligation and revenue is recognized over the term of the period.

The Company invoices the customers after physical possession and control of the VIVO System is transferred to the customer and recognizes revenue upon shipping. The timing of payment for the corresponding invoices is dependent upon the credit terms identified in each contract. The Company invoices customers who pay for software upgrades in advance in conjunction with the invoice for the delivery of the VIVO System, and subsequent renewals of software upgrades are invoiced at the inception of the term. Revenue for these stand-ready services is recognized evenly over

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

the term of the upgrade period, consistently with similar stand-ready services under ASC 606. Similar to the delivery of the VIVO System, the timing of payment for the corresponding invoices is dependent upon the credit terms identified in each contract.

Disaggregation of Revenue

The Company operates primarily in a single geographic location and enters into contracts with similar customers. In the following table, revenue is disaggregated by each of the Company's product offerings during the years ended December 31, 2022 and 2021:

	December 31,
Revenue by Type	2022	2021
Net sales from sale of hardware	$281,660	$115,069
Net sales from sale of software	59,810	30,000
Net sales from sale of software upgrades	—	3,500
Total net sales	$341,470	$148,569

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to interest rate, market, or foreign currency risks. The Company evaluates all of its financial instruments, including notes payable, to determine if such instruments contain features that qualify as embedded derivatives.

Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statements of operations for each period.

Distinguishing Liabilities from Equity

The Company relies on the guidance provided by ASC 480, Distinguishing Liabilities from Equity, to classify certain redeemable and/or convertible instruments. The Company first determines whether a financial instrument should be classified as a liability. The Company will determine the liability classification if the financial instrument is mandatorily redeemable, or if the financial instrument, other than outstanding shares, embodies a conditional obligation that the Company must or may settle by issuing a variable number of its equity shares.

Once the Company determines that a financial instrument should not be classified as a liability, the Company determines whether the financial instrument should be presented between the liability section and the equity section of the balance sheet (“mezzanine equity”). The Company will determine temporary equity classification if the redemption of the financial instrument is outside the control of the Company (i.e. at the option of the holder). Otherwise, the Company accounts for the financial instrument as permanent equity.

Initial Measurement

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

The Company records its financial instruments classified as liability, temporary equity or permanent equity at issuance at the fair value, or cash received.

Subsequent Measurement - Financial instruments classified as liabilities

The Company records the fair value of its financial instruments classified as liabilities at each subsequent measurement date. The changes in fair value of its financial instruments classified as liabilities are recorded as other expense/income.

Advances from Related Party

Advances from related party represent advances from the Company's Chairman of the Board of Directors. The Company accounted for the advances as refundable liabilities for the amount of funds received until the Company repaid the Chairman of the Board of Directors upon the closing of the Merger.  See Note 15.

Stock-Based Compensation

Stock-based compensation for employees and non-employees is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is generally the vesting period of the respective award. Forfeitures are recognized when they occur.

The Company estimates the grant date fair value of stock options using the Black-Scholes option pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the volatility, expected term of the option, risk-free interest rates, the value of the common stock and the expected dividend yield of the common stock.

See Note 10 for a discussion of the assumptions used by the Company in determining the grant date fair value of options granted under the Black-Scholes option pricing model, as well as a summary of the stock option activity under the Company’s stock-based compensation plan.

Research and Development Expense

Costs for research and development are expensed as incurred. Research and development expense primarily consists of product development, third-party contractors, and materials.

Advertising and Marketing

Advertising costs are expensed as incurred and included in sales and marketing expense. Advertising costs were $2,090 and $1,765 during the years ended December 31, 2022 and 2021, respectively.

Income Taxes

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amount and tax bases of assets and liabilities at the applicable enacted tax rates. The Company will establish a valuation allowance for deferred tax assets if it is more likely than not that these items will expire before either the Company is able to realize their benefit or that future deductibility is uncertain.

The Company believes that it is currently more likely than not that its deferred tax assets will not be realized and as such, it has recorded a full valuation allowance for these assets. The Company evaluates the likelihood of the ability to realize deferred tax assets in future periods on a quarterly basis, and when appropriate evidence indicates it would release its valuation allowance accordingly. The determination to provide a valuation allowance is dependent upon the assessment of whether it is more likely than not that sufficient taxable income will be generated to utilize the deferred tax assets. Based on the weight of the available evidence, which includes the Company’s historical operating losses, lack of taxable income, and accumulated deficit, the Company provided a full valuation allowance against the U.S. tax assets resulting from the tax losses.

Basic and Diluted Net Loss Per Share of Common Stock

Basic loss per share of common stock is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted loss per share excludes, when applicable, the potential impact of shares of common stock because their effect would be anti-dilutive due to our net loss. Because the Company had a net loss in each of the periods presented, basic and diluted net loss per common share are the same.

The table below provides total potential shares outstanding:

	For the Years Ended December 31,
	2022	2021
Series A Preferred Stock	—	1,731,250
Series B Preferred Stock	—	2,096,200
Series C Preferred Stock	—	2,475,002
Series D Preferred Stock	—	2,348,755
Stock options	1,124,000	1,139,000

Recently Adopted Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06—Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity's Own Equity (“ASU 2020-06”), to simplify the accounting for convertible instruments by removing certain separation models in Subtopic 470-20, Debt with Conversion and Other Options, for convertible instruments. Under the amendments in ASU 2020-06, the embedded conversion features no longer are separated from the host contract for convertible instruments with conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

accounted for as paid-in capital. Consequently, a convertible debt instrument will be accounted for as a single liability measured at its amortized cost and a convertible preferred stock will be accounted for as a single equity instrument measured at its historical cost, as long as no other features require bifurcation and recognition as derivatives. By removing those separation models, the interest rate of convertible debt instruments typically will be closer to the coupon interest rate when applying the guidance in Topic 835, Interest. The amendments in ASU 2020-06 provide financial statement users with a simpler and more consistent starting point to perform analyses across entities. The amendments also improve the operability of the guidance and reduce, to a large extent, the complexities in the accounting for convertible instruments and the difficulties with the interpretation and application of the relevant guidance.

The amendments in ASU 2020-06 are effective for public business entities, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Entities should adopt the guidance as of the beginning of its annual fiscal year and are allowed to adopt the guidance through either a modified retrospective method of transition or a fully retrospective method of transition. In applying the modified retrospective method, entities should apply the guidance to transactions outstanding as of the beginning of the fiscal year in which the amendments are adopted. Transactions that were settled (or expired) during prior reporting periods are unaffected. The cumulative effect of the change should be recognized as an adjustment to the opening balance of retained earnings at the date of adoption. If an entity elects the fully retrospective method of transition, the cumulative effect of the change should be recognized as an adjustment to the opening balance of retained earnings in the first comparative period presented. The Company adopted ASU 2020-06 using the modified retrospective method as of January 1, 2022, and the adoption did not have a material impact on its financial statements.

Recently Announced Accounting Standards

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments: Credit Losses (Topic 326) ("ASU 2016-13"), which requires measurement and recognition of expected losses for financial assets held. The new standard changes the impairment model for most financial instruments, including trade receivables, from an incurred loss method to a new-forward looking approach, based on expected losses. The estimate of expected credit losses will require organizations to incorporate considerations of historical information, current conditions, and reasonable and supportable forecasts. The standards update is effective prospectively for annual and interim periods in fiscal years beginning after December 15, 2019, with early adoption permitted, for a U.S. Securities Exchange filer, excluding entities eligible to be smaller reporting companies. The standards update is effective prospectively for annual and interim periods beginning after December 15, 2022 for smaller reporting companies. The Company is required to adopt ASU 2016-13 on January 1, 2023. Management is currently evaluating the impact of these changes on its financial statements.

In June 2022, the FASB issued Accounting Standards Update 2022-03, which amends Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions (“ASU 2022-03”). ASU 202203 clarifies guidance for fair value measurement of an equity security subject to a contractual sale restriction and establishes new disclosure requirements for such equity securities. ASU 2022-03 is effective for fiscal years

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

beginning after December 15, 2023 and for interim periods within those fiscal years, with early adoption permitted. Management is currently evaluating the impact of these amendments on their financial statements.

Note 4 - Development Grant

During 2006 and 2007, the Company entered into two investment grant agreements with a non-profit foundation for the purpose of funding the initial development of the Company’s AMIGO System and received a total of $1,589,500 from the foundation.

The agreement calls for payment of royalties based on sales by the Company to the foundation upon successful commercialization of the AMIGO System as follows:

Royalty Percentage	Until Royalty Payment Reaches a Total of
4%	$1,589,500
2%	$3,179,000
1%	In perpetuity

There was no royalty expense recorded for the years ended December 31, 2022 and 2021. The Company has accumulated royalties payable of $159,456 at December 31, 2022 and 2021. No royalties have been paid under the agreements.

Note 5 -Property and Equipment, net

Property and equipment, net at December 31, 2022 and December 31, 2021 are comprised of the following:

	Estimated Useful Lives	December 31, 2022	December 31, 2021
Property and equipment	3 years	$17,280	$10,975
VIVO DEMO/Clinical Systems	2 years	61,103	50,967
Computer software and equipment	3 years	53,894	49,101
		132,277	111,043
Less: Accumulated depreciation		(105,988)	(91,707)
		$26,289	$19,336

Depreciation expense for the years ended December 31, 2022 and 2021 was $14,282 and $17,008, respectively.

Note 6 -Convertible Promissory Notes – Related Parties and Derivative Liability

Convertible Promissory notes – related parties at December 31, 2022 and December 31, 2021 are comprised of the following:

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

	December 31, 2022	December 31, 2021
Convertible Promissory Note One	$20,455,000	$18,975,000
Convertible Promissory Note Two	4,685,000	4,685,000
Convertible Promissory Note Three	75,000	75,000
Convertible Promissory Note Four	250,000	250,000
Carrying value of promissory notes- related parties	$25,465,000	$23,985,000

	December 31, 2022	December 31, 2021
Interest payable – convertible promissory note one	$10,315,131	$7,906,598
Interest payable – convertible promissory note two	3,514,945	2,952,745
Interest payable – convertible promissory note three	59,343	50,343
Interest payable – convertible promissory note four	197,755	167,755
Total Interest Payable	$14,087,174	$11,077,441

In March 2017, the Company issued convertible promissory notes (the “Notes”) to four shareholders of the Company (See Note 14) for an aggregate principal amount of $10,410,000. The notes bear interest at a rate of 12% per annum and matured on December 31, 2017 (“Maturity Date”). Upon Maturity Date, the four shareholders extended all terms related to the Notes. Any new monies provided under the Notes were also made pursuant to the same terms and, effective January 1, 2018, all monies due pursuant to the Note are due and payable on demand.

In 2020, the related party holder of Convertible Promissory Note One provided the Company with an additional $2,920,000 in cash proceeds which was received by the Company for the year ended December 31, 2020.

In November 2020, the Company's Board authorized raising the ceiling of the Notes to $23,000,000 under the same terms of the existing Notes.

In 2021, the related party holder of Convertible Promissory Note One provided the Company with an additional $2,350,000 in cash proceeds which was received by the Company for the year ended December 31, 2021. All monies due pursuant to the Note are due and payable on demand.

During the year ended December 31, 2022, the related party holder of Convertible Promissory Note One provided the Company with an additional $1,480,000 in cash proceeds. All monies due pursuant to the Note are due and payable on demand.

The Notes provide that upon the closing of the Company’s next financing in an aggregate amount greater than $8,000,000 (“Next Financing”), the outstanding principal balance of each Note shall convert into shares of stock at a conversion price per share equal to 80% of the lowest price per share paid by the investors in the Next Financing.

Upon closing, the Notes settle by providing the holder with a variable number of shares sold in the Next Financing with an aggregate fair value determined by reference to the debt principal. In this scenario, the value that the holder receives at settlement does not vary with the value of the Company's common stock, so the settlement provision was

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

not a typical conversion option. Rather, the share settlement feature was considered a contingent redemption provision (i.e., a contingent embedded put). The Company evaluated the embedded put features in accordance with ASC 815-15-25. The embedded puts are not clearly and closely related to the debt host instrument and therefore have been separately measured at fair value, with subsequent changes in fair value recognized in the Statement of Operations.

As discussed in Note 1, on September 9, 2022, the Company entered into a Merger agreement with Ra Medical whereby the Company will become a wholly-owned subsidiary of Ra Medical. In conjunction with the closing of the Merger, the Company will enter into a Debt Settlement Agreement and Release with each of the four Noteholders of the Convertible Notes discussed above (collectively, the "Debt Settlement Agreements"). The Debt Settlement Agreements will state that upon the closing of the Merger, the Convertible Notes will be extinguished and the Noteholders will be issued newly designated non-voting preferred stock of Ra Medical in exchange for the outstanding balance of the Convertible Promissory Notes (referred to as the "Merger Shares"). Additionally, all interest accrued and unpaid on the Convertible Notes will be forgiven in exchange for a royalty, representing a certain percentage of net sales of its surgical vessel closing pressure device, beginning at the commencement of its first commercial sale ("Royalty Right"). The Royalty Right is set to expire December 31, 2035. See Note 13 for additional details on royalties related to this device.

Management used a scenario-based analysis to estimate the fair value of the embedded put features at issuance of the Convertible Notes and as of December 31, 2022 and December 31, 2021. In the scenario-based analysis management considered the following as inputs to the calculation (1) principal balance, (2) accrued interest to date, (3) fixed interest rate, (4) payment frequency, (5) maturity date, (6) market rate (which is the implied discount rate, (7) discount period, (8) discount factor and (9) the probability of conversion upon a qualified financing as defined in the agreement. The Company's estimate of the probability of conversion of the Convertible Notes decreased, as the conversion of notes payable to Ra Medical common stock upon the closing of the Merger does not meet the definition of the Next Financing in the convertible note agreements. Historically, the Company has estimated the probability of conversion at 2.5%. Subsequent to entering into the Merger, the Company has estimated the probability of conversion at 1.5%, as the Debt Settlement Agreements are effective immediately following the closing of the Merger. The Company closed the Merger in January 2023. See Note 15 for additional details on the closing of the Merger. The decreased probability of conversion from 2.5% to 1.5% used in the Company's scenario-based analysis resulted in a decrease of $1,029,068 (net of amortization of debt discount) in the estimated fair value of the derivative liability as of December 31, 2022.

At December 31, 2022 and December 31, 2021, the fair value of the derivative liability was $95,700 and $1,057,000, respectively. The Company recorded a gain related to the decrease in fair value of the derivative liability of $1,029,068 and a loss related of the increase in fair value of the derivative liability of $43,437 for the years ended December 31, 2022 and 2021. Additionally, the Company recorded debt discounts to the Notes which were fully amortized as non-cash interest expense of $67,768 and $103,563 for the years ended December 31, 2022 and December 31, 2021, respectively.

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

Note 7 -Note Payable

On April 30, 2020, the Company received $200,000 in loan proceeds from the Payroll Protection Program (the “PPP”) administered by the Small Business Administration (the “SBA”) of the United States government. This program was established under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). In accordance with the provisions of the PPP, the use of the proceeds is restricted by the CARES Act for such expenses as payroll related costs and other allowable costs as defined by the PPP. The Company submitted the application for forgiveness of the PPP loan on November 4, 2020. In May 2021, the Company received forgiveness for the entire amount of principal and accrued interest of the PPP loan. The Company recorded a gain on forgiveness of PPP loan in the amount of $200,000 during the year ended December 31, 2021.

Note 8 -Preferred Stock

Dividends:

Dividends shall accrue at the rate of $0.86 per annum on shares of Series D preferred stock, whether or not declared and shall be cumulative. The Company is under no obligation to pay such accruing dividends except as set forth in certain sections of the agreement, including in the event of liquidation and redemption. No dividends have been declared or accrued for the three months ended March 31, 2022 (the date of conversion) or for the years ended December 31, 2022 and December 31, 2021,

Dividends shall accrue at the rate of $0.86 per annum on shares of Series C preferred stock, whether or not declared, and shall be cumulative. The Company is under no obligation to pay such accruing dividends except as set forth in certain sections of the agreement, including in the event of liquidation and redemption. No dividends have been declared or accrued for the three months ended March 31, 2022 (the date of conversion) or for the years ended December 31, 2022 and December 31, 2021,

Dividends shall accrue at the rate of $0.84 per annum on shares of Series B preferred stock, whether or not declared, and shall be cumulative. The Company is under no obligation to pay such accruing dividends except as set forth in certain sections of the agreement, including in the event of liquidation and redemption. No dividends have been declared or accrued for the three months ended March 31, 2022 (the date of conversion) or for the years ended December 31, 2022 and December 31, 2021,

Dividends shall accrue at the rate of $0.40 per annum on shares of Series A preferred stock, whether or not declared, and shall be cumulative. The Company is under no obligation to pay such accruing dividends except as set forth in certain sections of the agreement, including in the event of liquidation and redemption. No dividends have been declared or accrued for the three months ended March 31, 2022 (the date of conversion) or for the years ended December 31, 2022 and December 31, 2021.

Liquidation, Dissolution and Preferential Payments:

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series D Preferred Stock then outstanding shall be entitled to be paid before any payment shall be made to the holders of Common Stock or Series A, Series B, and Series C Preferred Stock, an amount per share equal to the Series D Original Issue Price, plus any Series D Dividends declared but unpaid.

After payment to the holders of shares of Series D Preferred Stock above, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series C Preferred Stock then outstanding shall be entitled to be paid before any payment is made to the holders of Series B and Series A Preferred Stock and Common Stock, an amount per share equal to the Series C Original Issue Price, plus any Series C Dividends declared but unpaid.

After payment to the holders of shares of Series D and Series C Preferred Stock above, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock then outstanding shall be entitled to be paid before any payment is made to the holders of Series A Preferred Stock or Common Stock, an amount per share equal to the Series B Original Issue Price, plus any Series B Dividends declared but unpaid.

After payment to the holders of shares of Series D, Series C and Series B Preferred Stock above, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock then outstanding shall be entitled to be paid before any payment is made to the holders of Common Stock, an amount per share equal to the Series A Original Issue Price, plus any Series A Dividends declared but unpaid.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock or, in the case of a Deemed Liquidation Event, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of the shares of Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock.

Election of Directors:

The holders of the shares of Series B Preferred Stock may elect one director to the Company’s Board of Directors.

The holders of the shares of Series A Preferred Stock may elect one director to the Company’s Board of Directors.

The holders of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), voting together as a single class, shall be entitled to elect the balance of the five directors of the Company.

Conversion:

Each share of Series D, Series C, Series B and Series A preferred stock shall be convertible, at the option of the holder, at any time and without the payment of additional consideration by the holder, into one share of common stock.

Mandatory conversion of Series D, Series C Series B and Series A preferred stock to common stock shall occur when either there is a public offering of shares of Common Stock resulting in at least $40 million of gross proceeds to the

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

Company or by a vote or written consent of the holders of all of the then outstanding shares of Series D, Series C, Series B and Series A preferred stock.

Adjustments to Series A, Series B, Series C, and Series D Conversion Price for Diluting Issues:

In the event the Company issues additional shares of Common Stock or securities convertible into Common Stock, without consideration or for a consideration per share less than the applicable Preferred Series Conversion Price, then the Conversion Price for that Series, whether Series D, Series C, Series B, or Series A shall be reduced to the consideration per share received by the Company for such issue of Common Stock.

In the event the Company issues additional shares of Common Stock for a consideration per share greater than the applicable Preferred Series Conversion Price in effect immediately prior to such issue, but less than a consideration per share equal to one-hundred and twenty percent (120%) of the applicable Preferred Series Original Issue Price, then the Preferred Series Conversion Price for that Series, whether Series D, Series C, Series B or Series A, shall be reduced, concurrently with such issue, to a price determined in accordance with a formula.

At December 31, 2011, the Company had not received the requisite marketing approval from the United States Food and Drug Administration to market and sell the Corporation’s Amigo Remote Catheter System. Accordingly, the Series B Original Issue Price is deemed to be $7.06 per share for the purpose of calculating the Series B Conversion Price. The prior Original Issue Price was $8.42 per share

In August 2013, the Company issued its Series D Preferred Stock at a price of $8.56 per share, which is less than one-hundred and twenty percent (120%) of the Series C Preferred Original Issue Price, and as a result, the Series C Original Issue Price is deemed to be $8.34 per share for the purpose of calculating the Series C Conversion Price. The prior Original Issue Price of Series C was $8.56 per share.

The Company has determined that the Series D, Series C, Series B and Series A Preferred host instrument was more akin to equity than debt and that the above identified conversion feature, subject to adjustments, was clearly and closely related to the host instrument, and accordingly bifurcation and classification of the conversion feature as a derivative liability was not required. The Series D, Series C, Series B and Series A Preferred Stock is contingently redeemable at the option of the holders or upon the occurrence of a Deemed Liquidation Event that is not solely within the control of the Company. A Deemed Liquidation Event is considered, a merger or consolidation in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation. Accordingly, the Series D, Series C, Series B, and Series A Preferred Stock are presented as redeemable convertible preferred stock based on their redemption values at December 31, 2021. There was no Series D, Series C, Series B and Series A Preferred Stock issued and outstanding at December 31, 2022.

The Company had the following Preferred Stock at December 31, 2021:

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

		Shares		Liquidation
At December 31, 2021	Authorized Shares	Issued and Outstanding	Liquidation Preference	Preference per Share	Conversion Price per Share

Series A	1,875,000	1,731,250	$15,390,813	$8.89	$4.00
Series B	1,500,000	1,187,649	$21,080,771	$17.75	$7.06
Series C	1,168,225	1,156,543	$19,869,410	$17.18	$8.34
Series D	1,750,000	1,097,549	$17,330,298	$15.79	$8.56
	6,293,225	5,172,991	$73,671,292

On March 31, 2022, the holders of a majority of the then outstanding shares of Preferred Stock, voted together as a single class, and approved the conversion of all shares of Preferred Stock into a total of 8,651,207 shares of Common Stock as determined in accordance with the Certificate of Incorporation. All current holders of Preferred Stock were advised of the conversion on March 31, 2022. The Company recorded its quarterly liquidation preference prior to the conversion of preferred stock to common stock, and converted the outstanding balance including the March 31, 2022 liquidation preferences to common stock. The details of the conversions by class of Preferred Stock are as follows:

The Company converted its 1,731,250 shares of Series A Preferred Stock outstanding with a liquidation preference as of March 31, 2022 of $15,563,938 into 1,731,250 shares of common stock at a par value of $0.001 per share. As a result of the conversion, the Company recorded an additional $1,731 of common stock and $15,562,207 of additional paid-in capital on March 31, 2022.

The Company converted its 1,187,649 shares of Series B Preferred Stock outstanding with a liquidation preference as of March 31, 2022 of $21,330,177 into 2,096,200 shares of common stock at a par value of $0.001 per share. As a result of the conversion, the Company recorded an additional $2,096 of common stock and $21,328,081 of additional paid-in capital on March 31, 2022.

The Company converted its 1,156,543 shares of Series C Preferred Stock outstanding with a liquidation preference as of March 31, 2022 of $20,118,067 into 2,475,002 shares of common stock at a par value of $0.001 per share. As a result of the conversion, the Company recorded an additional $2,475 of common stock and $20,115,592 of additional paid-in capital on March 31, 2022.

The Company converted its 1,097,549 shares of Series D Preferred Stock outstanding with a liquidation preference as of March 31, 2022 of $17,566,271 into 2,348,755 shares of common stock at a par value of $0.001 per share. As a result of the conversion, the Company recorded an additional $2,349 of common stock and $17,563,922 of additional paid-in capital on March 31, 2022.

There was no Series D, Series C, Series B, and Series A Preferred Stock issued and outstanding at December 31, 2022. The Series D, Series C, Series B and Series A Preferred Stock have been designated with the following preferences:

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

Note 9 - Common Stock

The Company is authorized to issue 100,000,000 shares of common stock, par value $0.001 per share. The holders of the common stock are entitled to one vote per each share with respect to each matter voted on by the stockholders of the Company.

On March 31, 2022, the Company notified holders of the Company's Preferred Stock that all of their shares of Preferred Stock issued and outstanding would be converted into shares of common stock as a result of a collective vote of all Preferred Stockholders that approved of the conversion of all shares of Preferred Stock. The Company converted all 5,172,991 issued and outstanding shares of Preferred Stock to 8,651,207 shares of common stock. For additional details on the conversion of each class of Preferred Stock, see Note 8.

During the year ended December 31, 2021, the Company issued 118,848 shares of common stock for net proceeds of $46,351 as a result of options exercised during the year by the former CEO of the Company. The Company did not issue shares of common stock during the year ended December 31, 2022.

Note 10 - Stock Based Compensation

In October 2009, the Board of Directors and Stockholders of the Company adopted the 2009 Equity Incentive Plan (the “Plan”), which was amended in 2011. The Plan provides for grants of stock options, restricted stock, and other stock-based awards to eligible employees of the Company as well as directors, officers, and others. The Plan is administered by the Board of Directors of the Company and was amended on September 24, 2019 to extend the term of the plan for ten more years.

Stock options are granted with an exercise price as determined by the Board of Directors, but in no event shall the exercise price be less than the fair value of a share of common stock on the date of grant. Awards generally vest over five years of continuous service and have a ten-year term from the date of grant.

The Company lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a set of publicly traded peer companies. Due to the lack of historical exercise history, the expected term of the Company’s stock options for employees has been determined utilizing the “simplified” method for awards. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is zero based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

In order to determine the fair value, the Company considered, among other things, the Company’s business, financial condition and results of operations; the lack of marketability of the Company’s common stock; the market performance of comparable publicly traded companies; and U.S. and global economic and capital market conditions.

The following table summarizes stock option activity under the Plan for the years ended December 31, 2022 and 2021.

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

	Shares Underlying Options	Average Exercise Price	Remaining Contractual Term (in years)
Outstanding at January 1, 2021	387,970	$0.47	9.31
Granted	990,000	$0.39	—
Exercised	(118,848)	$0.39	—
Cancelled	(115,122)	$0.43	—
Expired	(5,000)	$4.00	—
Outstanding at December 31, 2021	1,139,000	$0.40	8.67
Granted
Exercised	—	—	—
Cancelled	—	—	—
Expired	(15,000)	0.39	—
Outstanding at December 31, 2022	1,124,000	$0.40	7.69
Vested options at December 31, 2022	1,084,134	$0.57	7.86

The fair value of employee options is estimated on the date of each grant using the Black-Scholes option-pricing model. During the year ended December 31, 2021, the Company granted 990,000 options to employees, directors and one observer of the Board of Directors with a grant date fair value of $9,900, at a fair value of $0.01 a share. The stock options vest annually over one to five years, and exercisable for ten years from the grant date. All options would terminate ten years from the grant date or with termination of employment, whichever comes first. There were no grants during the year ended December 31, 2022. The assumptions used in calculating the fair value of stock-based awards during 2021 represent management’s best estimates and involve inherent uncertainties and the application of management’s judgement. The assumptions are as follows:

December 31, 2021
Fair value of company’s common stock	$0.024
Dividend yield	0%
Expected volatility	91% - 175%
Risk Free interest rate	0.9% - 3.0%
Expected life (years) remaining	1.83 – 6.50

The stock-based compensation expense for stock option awards was $3,082 and $6,421 for the years ended December 31, 2022 and 2021, respectively. Stock-based compensation is included within general and administrative expenses on the Company's Statement of Operations.

As of December 31, 2022, there was an aggregate of $609 of unrecognized compensation cost related to non-vested stock-based compensation arrangements. This amount will be recognized as expense over a weighted-average period of 3.12 years.

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

Note 11 - Leases

During 2018 and 2019, the Company leased office space from an entity controlled by the Company's Chairman of the Board of Directors. On January 1, 2019, the Company entered into a lease agreement with a term of three years which expired on December 31, 2022. As of December 1, 2020, the entity controlled by the Company's Chairman of the Board of Directors is no longer the landlord of the leased office space. The Company has made monthly payments of $4,367 to the new landlord, an unrelated party.

The Company's lease agreements generally do not provide an implicit borrowing rate. Therefore, the Company used a benchmark approach to derive an appropriate imputed discount rate. The Company benchmarked itself against other companies of similar credit ratings and comparable quality and derived an imputed rate, which was used in a portfolio approach to discount its real estate lease liabilities. We used an estimated incremental borrowing rate of 18.10% on December 31, 2022 for all leases that commenced prior to that date.

Lease Terms and Discount Rate

The table below presents certain information related to the weighted average remaining lease term and the weighted average discount rate for the Company’s operating leases as of December 31, 2022:

Weighted average remaining lease term (in years) – operating leases	2.92
Weighted average discount rate – operating leases	11.09

Office Lease Agreement Dated September 27, 2022

On September 27, 2022, the Company entered into a lease agreement for office space located in Fort Mill, South Carolina. The space will be used for office and general use. The term of the lease is 38 months which began on October 1, 2022, which includes two months of free rent to begin the lease. The lease contains two separate 36 month renewal periods, which require 180 days notice if the Company intends to exercise. As of the date of these financial statements, the Company does not intend to exercise either of the two extension options. Total rent is approximately $3,400 per month for the first ten months following the two months of free rent and will increase annually for the following twelve month periods of the lease. The Company has adopted the practical expedient under ASC 842, which permits the Company to account for each separate lease component of a contract and its associated non-lease components as a single lease payment. As a result, beginning at lease inception on October 1, 2022, the Company will recognize both the lease payments and associated common area maintenance payments as a single lease payment. The Company estimated an incremental borrowing rate of 11.09% for this lease agreement. Future lease payments for the following five fiscal years and thereafter were as follows:

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

Year ending December 31, 2022	Operating Lease
2023	$48,613
2024	50,213
2025	47,434
2026 and thereafter	—
Total Minimum Lease Payments	146,260
Less effects of discounting	(22,093)
Present value of future minimum lease payments	$124,167

Right of use lease assets and lease liabilities for our operating leases were recorded in the balance sheet as follows:

	As of December 31, 2022	As of December 31, 2021
Assets
Lease right of use assets	118,666	51,867
Total lease assets	118,666	51,867

Liabilities
Current liabilities:
Lease liability - current portion	36,654	52,400
Non-current liabilities:
Lease liability, net of current portion	87,513	—
Total lease liability	124,167	52,400

On December 7, 2022, the Company entered into a lease agreement for office space located in Augusta, New Jersey. The space will be used for office and general use. The term of the lease is 24 months which began on January 1, 2023. The lease contains one 24 month renewal period, which requires 9 months’ notice if the Company intends to exercise. Total rent is $1,207 per month throughout the term of the lease agreement.

Note 12 - Income Taxes

The provision for income taxes consists of the following:

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

December 31,
	2022	2021
Current provision (benefit):
Federal	$—	$—
State	—	—
Total current provision	—	—

Deferred provision (benefit)
Federal	—	—
State	—	—
Total deferred provision	—	—

Total provision / (benefit)	$—	$—

A reconciliation of the statutory U.S. federal rate to the Company's effective tax rate consist of the following:

	For the Year Ended December 31,
	2022	2021
	%
Provision for income taxes at statutory rates	(21.00)%	(21.00)%
Other permanent items	0.02%	(1.39)%
Legal Fees	3.05%	—%
State taxes	0.06%	(2.43)%
Tax Credits	0.10%	(0.30)%
Increase/(decrease) in Valuation Allowance	21.71%	21.29%
Derivative liability	(3.94)%	3.83%

Income Tax Expense/(benefit)	—%	—%

The tax effects of the temporary differences and carryforwards that give rise to the deferred tax assets and liabilities consist of the following:

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

	December 31,
	2022	2021
Deferred tax assets:
Intangibles and other	$58,994	$65,802
Reserves and other	5,199	5,003
Stock Options	36,703	34,308
Leases	2,249	114
R&D Credits	788,483	788,699
NOL	20,529,216	19,357,690
R&D Expense	22,124	—
Total Deferred Tax Assets	21,442,968	20,251,615
Valuation Allowance	(21,437,746)	(20,248,215)
Net Deferred Tax Assets	5,222	3,400

Deferred tax liabilities:
Fixed Assets	(5,222)	(3,400)
Total deferred tax liabilities	(5,222)	(3,400)
Net deferred tax asset (liability)	$—	$—

As of December 31, 2022, and 2021 the Company had federal net operating loss carryforwards of approximately $75,600,000 and $70,000,000 and state net operating loss carryforwards of approximately $67,700,000 and $67,800,000, respectively.  Losses will begin to expire, if not utilized in 2031. Utilization of the net operating loss carryforwards may be subject to an annual limitation according to Section 382 of the Internal Revenue Code.

The valuation allowance relates to deferred tax assets for certain items that will be deductible for income tax purposes under very limited circumstances and for which the Company believes it is not more likely than not that it will realize the associated tax benefit. However, in the event that the Company determines that it would be able to realize more or less than the recorded amount of net deferred tax assets, an adjustment to the deferred tax asset valuation allowance would be recorded in the period such a determination is made. In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that some portion of all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax planning strategies in making this assessment.  Based upon the levels of historical taxable income, projections of future taxable income and the reversal of deferred tax liabilities over the periods in which the deferred tax assets are deductible, management believes it is more-likely-than-not that the Company will not realize the benefits of these deductible differences, net of the existing valuation allowance. The amount of deferred tax asset considered realizable, however, could change in the near term if estimates which require significant judgment of future taxable income during the carryforward period are increased or decreased. Accordingly, the Company has recorded a valuation allowance on its net deferred tax assets of approximately $21,438,000 and $20,248,000 for the years ended December 31, 2022 and December 31, 2021, respectively.

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

The Company applies the standards on uncertainty in income taxes contained in Accounting Standards Codification Topic 740, Accounting for Income Taxes. The adoption of this interpretation did not have any impact on the Company's consolidated financial statements, as the Company did not have any significant unrecognized tax benefits during the years December 31, 2022 and December 31, 2021.  Currently, the statute of limitations remains open for tax years subsequent to and including the year ended December 31, 2018 for certain state jurisdictions and December 31, 2019 for Federal income tax.

Internal Revenue Code Section 382 places a limitation on the utilization of Federal net operating losses and other credit carryforwards when an ownership change, as defined by the tax law, occurs.  Generally this occurs when a greater than 50 percentage point change in ownership occurs.  Accordingly, the actual utilization of the net operating loss carryforward and other deferred tax assets for tax purposes may be limited annually under Code Section 382 to a percentage of the fair market value of the Company at the time of any such ownership change.

Note 13 - Commitments and Contingencies

Legal Proceedings

The Company may be involved in lawsuits, claims and proceedings incidental to the ordinary course of business. The Company accounts for such contingencies when a loss is considered probable and can be reasonably estimated.

In May 2020, the Company received a Summons to appear before the District Court of the Hague in a matter brought against the Company by PEACS B.V. The dispute concerns the ownership of one of the Company’s European patents and services provided by PEACS B.V. relating to its VIVO product. Management accrued $375,000 at December 31, 2020 representing its best estimate for the resolution of the PEACS B.V dispute.

In May 2021, the Company and PEACS B.V. settled the outstanding litigation. As part of the settlement, the Company agreed to pay PEACS B.V. $375,000. Additionally, PEACS B.V. agreed to pay $200,000 to the Company for the transfer of certain patents. Ultimately, the $200,000 due for the transfer of the patents was offset against the $375,000 due to PEACS B.V. Therefore, the Company paid PEACS B.V. $175,000 and recorded a gain on the transfer of intangible assets of $200,000 for the year ended December 31, 2021.

In February 2023, the Company repaid a convertible promissory note holder all outstanding principal and interest (see Note 15). The holder of the note claims additional interest is owed from the Company. As of this filing of these financial statements, the Company does not believe any additional payment is probable.

In February 2023, two shareholders made a request on the Company and its successor for appraisal of all their shares of the Company’s common stock. The request is to be paid the fair value of those shares. As of this filing of these financial statements, a potential settlement is not considered probable or reasonably estimable.

Royalty Agreement

In February 2022, the Company entered into an agreement with an individual for the assignment and all rights to a surgical vessel closing pressure device. In exchange, the Company has agreed to pay a 5% royalty on net sales up to

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

$1,000,000 in royalties, payable annually in arrears, beginning in the year ending December 31, 2022. After $1,000,000 in royalties has been paid, and only if a patent has been granted by the United States Patent and Trademark Office, then the Company will continue to pay a royalty at a reduced rate of 2% of net sales until a cumulative royalty of $10,000,000 has been paid. Royalty payments will end February 28, 2032, whether or not the full $10,000,000 has been paid. For the year ended December 31, 2022, no royalty has been accrued or paid under this agreement.

See Note 15 for details regarding a Royalty agreement entered into by the Company in association with the Merger.

Note 14 - Related Party Transactions

During the year ended December 31, 2022, the Company received advances totaling $1,075,000 from the Company’s Chairman of the Board of Directors in connection with the Merger. The advances were to be repaid by the Company without interest upon the closing of the Merger. See Note 15 for additional detail regarding the advances.

On April 25, 2021, the Company granted 900,000 stock options to five directors and one observer on the Board of Directors. The stock options are to vest monthly over one year, and exercisable for ten years from the grant date. All options would terminate ten years from the grant date or with termination of employment, whichever comes first. The exercise price of all the stock options is $0.39.  David Jenkins, Chairman of the Board of Directors, transferred 180,000 of his stock options to his daughter, who also works for the Company.  This was approved by the Board on December 21, 2022 meeting.

The Company’s Chairman of the Board of Directors is the holder of Convertible Promissory Note One and the lead investor in the holder of Convertible Promissory Note Two as of December 31, 2022 and December 31, 2021, respectively. The Chairman of the Board of Directors owns approximately 19% and 23% of the Company’s common stock as of December 31, 2022 and December 31, 2021, respectively. The outstanding balance of Convertible Promissory Notes One and Two due to the Chairman of the Board of Directors is $25,140,000 and $23,660,000 as of December 31, 2022 and December 31, 2021, respectively. The outstanding balance of interest payable related to the Convertible Promissory Notes One and Two due to the Chairman of the Board of Directors is $13,830,076 and $10,859,343 as of December 31, 2022 and December 31, 2021, respectively. The Chairman of the Board of Directors is the majority stockholder of the Company, on a fully diluted basis.

The Company’s former CEO is the acting CEO of another entity and it is no longer considered an affiliated entity. As of and for the year ended December 31, 2022 and 2021 there were no transactions between the Company and the affiliated entity. As of December 31, 2022, and December 31, 2021, there were no amounts due to or from the affiliated entity. During the year ended December 31, 2021, the amount due from the exercise of 118,848 stock options by the former CEO was offset against deferred compensation due to the former CEO.

A member of the Company’s Board of Directors is the holder of Convertible Promissory Note Three and owns 67,945 and 2,959 shares of the Company’s common stock as of December 31, 2022 and December 31, 2021, respectively. The outstanding balance of Convertible Promissory Note Three due to the member is $75,000 as of December 31,

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

2022 and December 31, 2021. The outstanding balance of interest payable related to Promissory Note Three is $59,343 and $50,343 as of December 31, 2022 and December 31, 2021, respectively.

The holder of Convertible Promissory Note Four is a stockholder of the Company and active investor in other ventures directed by the Company’s Chairman of the Board of Directors. The holder of Convertible Promissory Note Four owns 56,559 and 8,242 shares of the Company’s common stock as of December 31, 2022 and December 31, 2021, respectively. The outstanding balance of Convertible Promissory Note Four due to the shareholder is $250,000 as of December 31, 2022 and December 31, 2021. The outstanding balance of interest payable related to Promissory Note Four is $197,755 and $167,755 as of December 31, 2022 and December 31, 2021, respectively.

Please refer to Note 6 for additional details relating to convertible promissory notes with related parties.

Note 15 -Subsequent Events

The Company has evaluated subsequent events occurring after the balance sheet date through the date of March 28, 2023 which is the date the financial statements were available to be issued. Based on this evaluation, the Company has determined the following subsequent events have occurred which require disclosure in the financial statements.

On January 9, 2023, Ra Medical, completed its acquisition of the Company pursuant to an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), by and among Ra Medical, the Company, Rapid Merger Sub 1, Inc., a newly-created wholly-owned subsidiary of the Ra Medical (“First Merger Sub”), and Rapid Merger Sub 2, LLC, a newly-created wholly owned subsidiary of the Ra Medical (“Second Merger Sub” and together with First Merger Sub, the “Merger Subs”), entered into on January 9, 2023, pursuant to which the First Merger Sub merged with and into the Company, with the Company being the surviving corporation (the “First Merger Surviving Company”) and a wholly-owned subsidiary of the Ra Medical (the “First Effective Time”), and then, immediately following the First Effective Time, and as part of the same overall transaction, the First Merger Surviving Company merged with and into the Second Merger Sub(the “Second Effective Time”), with the Second Merger Sub being the surviving limited liability company (the “Second Merger Surviving Company”) (such transactions collectively, the “Merger”, with Ra Medical following the Merger being referred to herein as the “Post-Merger Combined Company”).  The Merger Agreement amends and restates in its entirety the Agreement and Plan of Merger (the “Original Agreement”) entered into between the parties to the Original Agreement on September 9, 2022.

Immediately upon the First Effective Time, each share of common stock of the Company, par value $0.001 (“Catheter Common Stock”) issued and outstanding immediately prior to the First Effective Time (subject to certain exclusions set forth in the Merger Agreement) was converted into the right to receive a number of shares of a new class of the Ra Medical’s preferred stock, designated Series X Convertible Preferred Stock, par value $0.0001 per share (the “Series X Preferred Stock”), calculated in the manner described as follows.

Each share of Catheter Common Stock previously outstanding now represents a number of shares of Series X Preferred Stock equal to approximately 0.6705 (the “Exchange Ratio”), divided by one thousand (1,000).

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

In addition, the principal amount owing under certain convertible promissory notes of the Company (the “Converted Catheter Notes”), representing an aggregate principal amount of $25,215,000 pursuant to certain Debt Settlement Agreements (as defined in the Merger Agreement) converted into shares of Series X Preferred Stock, at a conversion price of $3.20 per one one-thousandth of a share of Series X Preferred Stock.  In exchange for the forgiveness of the interest accrued but remaining unpaid under the Converted Catheter Notes, under the terms of the Debt Settlement Agreements the holders of Converted Catheter Notes also received certain royalty rights which equal, in aggregate, 11.82% per year on Net Sales (as defined in the Merger Agreement), if any, of the Company’s vessel closure device, which is currently under development by the Company.  Certain additional convertible promissory notes of the Company (“Non-Converted Catheter Notes” and, together with the Converted Catheter Notes, the “Catheter Notes”), representing a principal amount of $250,000, plus accrued interest of $180,982, were not converted and was repaid in February 2023.

All outstanding options to purchase Company common stock (“Catheter Options”) were assumed and converted, at the First Effective Time, into options to purchase, in the aggregate, approximately 753,694 shares of Ra Medical common stock (“New Company Options”), representing a conversion at the Exchange Ratio.  Each share of Series X Preferred Stock is contingently convertible into one thousand (1,000) shares of Company Common Stock, subject to shareholder approval and certain ownership blockers as defined in the Merger Agreement, and has no voting rights.

All advances made by the Company’s Chairman of the Board of Directors were repaid on January 10, 2023 without interest and totaled $1,075,000.